Exhibit 23.3
CONSENT OF COMISKY & COMPANY
     We consent to the use in this Registration Statement on Form S-1 of our report dated May 24, 2004 related to the financial statements of Sunburst Acquisitions IV, Inc. as of and for the periods ended February 29, 2004, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in the Prospectus.
Denver, Colorado
December 23, 2009
/S/ Comiskey & Company
PROFESSIONAL CORPORATION